Exhibit 11.1

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES

Computation of Earnings Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(in thousands, except per share data)
Net income
Basic
Earnings:
Net income	$745	$33	$2,739	$1,576

Shares:
Average common shares outstanding	8,841	8,832	8,838	8,830

Basic earnings per common share
Net income	$0.08	$—	$0.31	$0.18

Assuming Full Dilution Earnings:
Net income	$745	$33	$2,739	$1,576

Shares:
Average common shares outstanding	8,841	8,832	8,838	8,830
Potentially dilutive common shares outstanding	48	9	38	18
Diluted average common shares outstanding	8,889	8,841	8,876	8,848

Earnings per common share assuming full dilution
Net income	$0.08	$—	$0.31	$0.18

Supplemental information:

The difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance Plan and additionally in 2002, warrants issued in conjunction with the initial public offering.